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                                                                   Exhibit 10(4)

                          Third Extension and Amendment

                                    Agreement

                                  Act NO. 6231

                   Passed by the Twenty-Second Legislature of
                         the Virgin Islands May 18, 1998

                         Approved by Governor Schneider
                                  May 29, 1998

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                                   ACT NO.6231
                                 BILL NO 22-0259

                 TWENTY-SECOND LEGISLATURE OF THE VIRGIN ISLANDS

                              OF THE UNITED STATES

                                 Regular Session

                                      1998

To ratify the "Third Extension and Amendment Agreement" between the Government of the Virgin Islands, Hess Oil Virgin Islands Corporation and PDVSA V.I., Inc. and for other related purposes

                                      --0--

BE IT ENACTED by the Legislature of the Virgin Islands:

      SECTION 1. The Agreement, dated April 15, 1998, entitled "The Third Extension and Amendment Agreement" between the Government of the Virgin Islands, Hess Oil Virgin Islands Corporation, and PDVSA V.I., Inc., having been executed by the Governor of the Virgin Islands, the Chairman of the Board of Hess Oil Virgin Islands Corporation, and the Chairman of the Board of PDVSA V.I., Inc., respectively, is hereby ratified, and a copy thereof is appended hereto as Appendix I and made a part hereof, and the sum of $1.2 million of the $8 million described in Section 15 of Appendix I is hereby appropriated and shall be utilized for territorial summer youth employment in the fiscal year ending September 30, 1998 as follows: the Legislature of the Virgin Islands, $400,000.00, and the Department of Labor, $800,000.00.

      SECTION 2. The sum of $1 million is hereby appropriated to the Department of Education from the $8 million received by the Government of the Virgin Islands, pursuant to the Third Extension and Amendment Agreement between the Government of the Virgin Islands, Hess Oil Virgin Islands Corporation and PDVSA V.I., Inc. to provide equal vocational and technical education programs at all public high schools in the Territory, including Central High School on St. Croix, unless there is a particular public high school in a school district that is specifically designated to provide vocational and technical education for students in that district.

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      Thus passed by the Legislature of the Virgin Islands on May 18, 1998.

      Witness our Hands and the Seal of the Legislature of the Virgin Islands this 22nd day of May, A.D., 1998.


                                        /s/ Lorranine L. Berry

                                        LORRANINE L. BERRY
                                        President


                                        /s/ Roosevelt St. C. David

                                        ROOSEVELT ST. C. DAVID
                                        Legislative Secretary

                                     The above bill is hereby approved.

                                     Witness my hand and the Seal of the
                                     Government of the United States Virgin
                                     Islands at Charlotte Amalie, St. Thomas, this 29th day of May, A.D., 1998.

                                     /s/ Roy L. Schneider

                                     Roy L. Schneider, M.D.
                                     Governor

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                               THIRD EXTENSION AND
                               AMENDMENT AGREEMENT
                                 APRIL 15, 1998

      THIS THIRD EXTENSION AND AMENDMENT AGREEMENT entered into by the GOVERNMENT OF THE VIRGIN ISLANDS, herein called the "Government", and HESS OIL VIRGIN ISLANDS CORP., a corporation existing under the laws of the Virgin Islands, herein called "Hess", and PDVSA V.I., INC., a corporation existing under the laws of the Virgin Islands, herein called "PDVSA VI, Inc.", on behalf of themselves and a company to be formed as a limited liability company (to be taxed as a partnership) under the laws of the Virgin Islands, herein called the "Joint Venture":

      WITNESSETH:

      WHEREAS, the Government and Hess are parties to an Agreement relating to the construction and operation of the Oil Refinery and Related Facilities in St. Croix, U.S. Virgin Islands, approved by the Legislature of the Virgin Islands on September 1, 1965 and amended, supplemented and clarified at various times by mutual agreement of the parties (the "1965 Agreement"); and

      WHEREAS, pursuant to the 1965 Agreement, to induce Hess to construct and operate the Oil Refinery and Related Facilities in St. Croix and in order to promote the public interest by economic development of the Virgin Islands, Hess was, among other things, exempted from payment to the Government of certain taxes, charges, fees and duties; and

      WHEREAS, the 1965 Agreement specifically extended these exemptions not only to Hess but also to such of its Affiliates as are engaged in constructing, owning and/or operating the Oil Refinery and Related Facilities, as hereinafter discussed; and

      WHEREAS, the 1965 Agreement was amended and extended by the Extension and Amendment Agreement approved by the Legislature of the Virgin Islands on May 7, 1981 (the "First Extension


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Agreement"), which provided, among other things, for the extension of the 1965
Agreement and for the payment by Hess of full corporate income taxes, real property taxes on the Oil Refinery and Related Facilities fixed at $10,000,000 per year with increases as hereinafter described, export fees of 2 cents per barrel on refinery products, and excise taxes on building materials imported for use in refinery maintenance, and further provided for Hess to sell fuel to the Virgin Islands Water and Power Authority at prices below market prices; and

      WHEREAS, the 1965 Agreement, as amended and extended by the First Extension Agreement, was further amended and extended by the Restated Second Extension and Amendment Agreement dated July 27, 1990 and approved by the Governor and the Legislature of the Virgin Islands the "Second Extension Agreement") which, among other things, provided for the extension of the term of the 1965 Agreement, as amended and extended by the First Extension Agreement, and addressed matters relating to the construction of a fluid catalytic cracking unit and the building of a vocational school in the Virgin Islands as contemplated in the First Extension Agreement; and

      WHEREAS, the 1965 Agreement, as amended and extended by the First Extension Agreement and the Second Extension Agreement, was further amended by a Technical Clarifying Amendment dated November 17, 1993 and approved by the Governor and the Legislature of the Virgin Islands, which clarified that all materials, including crude oil, feedstocks, blendstocks and petroleum products brought into the Virgin Islands by third parties to be consumed, processed, manufactured, blended or stored at the Oil Refinery and Related Facilities are deemed to be brought into the Virgin Islands by Hess regardless of whether or when title to such material passes to Hess and that such third parties are exempt from taxes, charges, fees and duties to the same extent as Hess (the "Technical Clarifying Amendment", together with the 1965 Agreement, as amended and extended by the First Extension Agreement and the Second Extension Agreement, hereinafter the "Agreement"); and

      WHEREAS, prior and subsequent to the Second Extension Agreement and Technical Clarifying Amendment, Hess has continued to incur substantial losses from operations of the Oil Refinery and Related Facilities due to adverse market conditions prevailing in the refining industry generally and also due to


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certain operational and economic factors adversely affecting the Oil Refinery and Related Facilities particularly that have resulted in the creation of a substantial tax loss carryforward; and

      WHEREAS, the Government concurs with Hess that as a consequence of the continuing substantial losses at the Oil Refinery and Related Facilities, it is critical to the Oil Refinery and Related Facilities' survival and to its continued operation and employment of personnel for Hess to conclude an agreement with a strong oil producing country partner willing and able to commit to substantial additional investments in the Oil Refinery and Related Facilities and to make other arrangements necessary to strengthen the economic and competitive position of the Oil Refinery and Related Facilities and enhance its future profitability; and

      WHEREAS, to that end, Hess, its parent company, Amerada Hess Corporation ("AHC"), and Petroleos de Venezuela, S.A. ("PDVSA"), the national oil company of Venezuela, acting through its subsidiary, PDVSA Petroleo y Gas, S.A. ("PDV P&G"), which is its major operating subsidiary holding all PDVSA's Venezuelan exploration and production, refining and marketing assets, have entered into an agreement in principle pursuant to which PDVSA VI, Inc., a wholly owned subsidiary of PDVSA, will acquire a 50% interest in the Oil Refinery and Related Facilities through the Joint Venture to be formed to own and operate the Oil Refinery and Related Facilities, and to be owned 50% by Hess and 50% by PDVSA VI, Inc.; and

      WHEREAS, this proposed Third Extension and Amendment Agreement is a necessary prerequisite to the formation of the Joint Venture and construction of the Coker Project (as hereinafter defined) and the Government recognizes that PDVSA, VI, Inc. must become a party to this Third Extension and Amendment Agreement; and

      WHEREAS, it was the original specific intent of the Government and Hess, expressed in the 1965 Agreement, that all the obligations and benefits of the Agreement would be available to any entity owned 50% by Hess and engaged in ownership and/or operation of the Oil Refinery and Related Facilities, such as the Joint Venture, and to evidence such intent the Government and Hess defined the term "Affiliate" in the 1965 Agreement to


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include any firm or corporation of which at least fifty percent (50%) of voting rights or equity interest is owned directly or indirectly by Hess or AHC; and

      WHEREAS, under the First Extension Agreement Hess is obligated to supply annual bids for sales of low sulfur residual and distillate fuel oils to the Virgin Islands Water and Power Authority ("VIWAPA") on the terms set forth therein, an obligation which provides low sulfur fuel oils to VIWAPA at below market prices and affords substantial savings and an assurance of supply to VIWAPA; and

      WHEREAS, without limiting the generality of the obligations and rights which the Joint Venture will have under the Agreement, the Government has requested, in view of the importance of this benefit to the Virgin Islands, that the Joint Venture expressly confirm that it will continue to comply with this obligation regarding low sulfur fuel oil sales to VIWAPA and expressly agree that it will continue to extend this benefit to VIWAPA so long as VIWAPA is owned 50% or more by the Government; and

      WHEREAS, in connection with confirming such matters, it is appropriate to conform the Agreement to the current agreement between Hess and VIWAPA regarding the appropriate published reference for determining the price of low sulfur residual and distillate fuel oils, which agreement was required due to the cessation of publication of the original reference and is evidenced by a letter agreement between Hess and VIWAPA dated October 21, 1988; and

      WHEREAS, the Government has also requested the Joint Venture to confirm that it will continue Hess' practice of selling to the Government of the Virgin Islands, Department of Public Works, St. Croix Division and Department of Property and Procurement, St. Croix Division their current requirements for gasoline and diesel fuel f.o.b. the loading rack located at the Oil Refinery and Related Facilities at the Joint Venture's posted rack price; and

      WHEREAS, it is a condition of PDVSA VI, Inc.'s willingness and obligation to conclude the transaction that the Joint Venture be permitted to utilize, for the benefit of its members, the benefit of the net operating loss carryforward of Hess as in effect immediately after giving effect to the closing of all


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transactions in connection with the formation of the Joint Venture; and

      WHEREAS, such utilization of the Hess net operating loss carryforward by the Joint Venture will afford the Joint Venture no greater Virgin Islands income tax benefit or other Virgin Islands tax benefit than that which is available to Hess in the absence of the Joint Venture; and

      WHEREAS, Hess and PDV P&G have agreed in principle that PDV P&G or its subsidiary or another affiliate of PDVSA (the "PDV Crude Supplier") will supply crude oil, feedstocks, blendstocks and petroleum products to the Joint Venture and, in connection therewith, the PDV Crude Supplier will store crude oil, feedstocks, blendstocks, and petroleum products at the Oil Refinery and Related Facilities and will sell and transfer title to such crude oil, feedstocks, blendstocks, and petroleum products to the Joint Venture immediately prior to the time such crude oil, feedstocks, blendstocks and petroleum products are used for processing or blending, a principal effect of which will be to reduce the Joint Venture's inventory carrying costs for crude oil, blendstocks, feedstocks and petroleum products, which reduction in carrying costs will significantly enhance the Joint Venture's profitability; and

      WHEREAS, it was the intent of the Government and Hess, as expressed in the Technical Clarifying Amendment, that for purposes of the Agreement all materials, such as crude oil, feedstocks, blendstocks, and petroleum products, brought into the Virgin Islands by a third party such as the PDV Crude Supplier to be consumed, processed, manufactured, blended or stored at the Oil Refinery and Related Facilities shall be deemed to have been brought into the Virgin Islands by Hess or one of it Affiliates, regardless of which party is the importer of record or whether or when title is transferred to Hess or such Affiliate, and recognizing that such importation, storage and sale by the PDV Crude Supplier is an integral part of the business plan for the Joint Venture critically important to improving the financial results of the Oil Refinery and Related Facilities, and recognizing further that it is a condition of PDVSA VI, Inc.'s willingness and obligation to conclude the transaction to confirm the foregoing intent, the Government acknowledges it is appropriate pursuant to the terms of the Technical Clarifying Amendment and consistent with prevailing Virgin Islands


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administrative precedent that the PDV Crude Supplier shall not be subject to
Virgin Islands income taxes by reason of the importation, storage and sale of such materials to be consumed, processed, manufactured, blended or stored at the Oil Refinery and Related Facilities, and under the terms of the Technical Clarifying Amendment, shall not have any liability for any Virgin Islands taxes, excises, duties, gross receipts taxes, export fees, imposts or exactions or any wharf age, tonnage, or ship dues by reason of such activity; and

      WHEREAS, Hess and PDV P&G have agreed in principle that the Joint Venture will construct a coker with an approximate capacity of 45,000 barrels per day and related facilities and make such improvements to the Oil Refinery and Related Facilities as are necessary to allow the refinery to process heavy Venezuelan crude oil in a deep conversion mode (the coker, related facilities and improvements, collectively, the "Coker Project"); and

      WHEREAS, pursuant to the First Extension Agreement as modified and confirmed by the Second Extension Agreement, Hess agreed to construct a fluid catalytic cracking facility and obtained an option to construct, at its sole discretion, a second fluid catalytic cracking unit, and also agreed that real property taxes on the refinery would increase to $12,000,000 per year on commencement of commercial production from the first fluid catalytic cracking unit and to $14,000,000 per year on commencement of commercial production from the second fluid catalytic cracking unit, if constructed; and

      WHEREAS, current economics of the refining business and modern coker technology make a coker more profitable than a second catalytic cracking facility and accordingly the Government and Hess agree that construction of a second catalytic cracking facility would not be economic for the Oil Refinery and Related Facilities under current business conditions and would not be undertaken; and

      WHEREAS, Hess and PDVSA VI, Inc. have therefore requested that the Coker Project replace the construction of the second catalytic cracking facility for all purposes in the Agreement, including related provisions as to the Government's facilitation of the granting of necessary permits and approvals and to increased property taxes from the current $12,000,000 per year to $14,000,000 per year after commencement of commercial production


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from the unit, and the Government recognizes such request is appropriate in that such project will be of greater economic significance to the Virgin Islands than that envisioned for the second catalytic cracking facility and recognizes further that the second catalytic cracking facility would not be economically feasible; and

      WHEREAS, the Government recognizes that it is a condition to PDV VI's willingness and obligation to conclude the transaction, that the term of the Agreement be extended to a date 20 years after commencement of commercial production from the Coker Project, a term coincident with the 20 year term of a crude oil supply contract to be entered into between the Joint Venture and the PDV Crude Supplier for the supply of the heavy Venezuelan crude oil to be processed in the Coker, which 20 year crude oil supply contract supports the construction and is critical to the undertaking of the Coker Project; and

      WHEREAS, the Government recognizes that the Joint Venture will afford substantial and continuing benefits to the economy of the Virgin Islands by strengthening the economic and competitive position of the refinery and enhancing its profitability and by substantially preserving jobs, and that the significant investments to be made for the Coker Project, which is expected to take two to three years to build, will promote the public interest in the economic development of the Virgin Islands, create a substantial number of additional construction jobs and associated service-sector jobs and generate substantial additional payrolls which will be spent in the Virgin Islands economy and additional tax revenues for the Government of the Virgin Islands; and

      WHEREAS, it is the expressed intent of the Joint Venture that the current managerial and operating employees of the Oil Refinery and Related Facilities will continue to manage and operate the Oil Refinery and Related Facilities as employees of the Joint Venture; and

      WHEREAS, the Government has requested the Joint Venture to confirm, and to cause its contractors to confirm, that each of them will continue the policy and practice of Hess to encourage and foster, consistent with applicable law, the employment and training of qualified Virgin Islands residents at the Oil


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Refinery and Related Facilities and particularly in connection with the construction of the Coker Project; and

      WHEREAS, the Government has requested the Joint Venture to confirm that it will continue and place increased emphasis on, consistent with applicable law, the policy and practice of Hess to promote qualified Virgin Islands residents to higher positions as they become available; and

      WHEREAS, the Government, acting through the Virgin Islands Department of Education and the Virgin Islands Department of Labor, wishes to encourage and promote the development and improvement of vocational and technical skills among the St. Croix and Virgin Islands workforce and to increase the level of reading comprehension skills among the St. Croix and Virgin Islands workforce in order to meet testing requirements for certain jobs and the Joint Venture has agreed to assist in this regard; and

      WHEREAS, the Joint Venture anticipates that in connection with the construction of the Coker Project there may be a shortage of Virgin Islands residents having the requisite skills to qualify for jobs on the construction of the Coker Project as welders, electricians and instrument fitters and will establish training programs to upgrade skills so that Virgin Islands residents may qualify for such jobs, and also desires to establish an education program for the reading comprehension skills required to pass the safety comprehension test for employment in the construction of the Coker Project; and

      WHEREAS, the St. Croix Vocational Technical Center currently does not have the specialized classroom equipment required to conduct training classes for Virgin Islands residents designed to upgrade skills in the craft classifications for welders, electricians and instrument fitters and does not have the classroom equipment and staff required to conduct an education program in reading comprehension skills, and the Joint Venture will provide and install in classrooms at the St. Croix Vocational Technical Center the equipment required to conduct such classes, and to donate such equipment and the installation thereof free of cost to the Government for continued use at the St. Croix Vocational Technical Center and availability for the training and education of future generations of Virgin Islands residents in such skills and qualifications; and


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      WHEREAS, the Joint Venture shall, in cooperation with and under the auspices of the Virgin Islands Department of Education and the Virgin Islands Department of Labor, establish at the St. Croix Vocational Training Center training programs using classrooms so equipped by the Joint Venture, to upgrade skills of welders, electricians and instrument fitters and a reading comprehension program for the safety comprehension test, to recruit and hire the four teachers required to conduct such classes and to pay salaries of such four teachers for the period from the Effective Date to the date employment peaks on the construction of the Coker Project; and

      WHEREAS, the Government further recognizes that PDVSA VI, Inc. is unwilling to proceed with the Joint Venture or the Coker Project without the extension and amendment of the Agreement on terms set forth herein; and

      WHEREAS, the Government, with the assistance and advice of competent counsel, consultant Arthur D. Little, an independent financial consulting firm engaged by the Government to complete an economic analysis, and whose report has been received and transmitted to the Virgin Islands Legislature, and other advisors, and after having the opportunity to discuss with Hess the current conditions affecting the St. Croix refinery, the benefits of the proposed Joint Venture and the requested modifications to the Agreement and the reasons therefor, has conducted negotiations with the objective of facilitating the construction of the Coker Project and sustaining the continued operation of the Oil Refinery and Related Facilities in St. Croix on terms mutually beneficial to and in the best interests of the Government and People of the Virgin Islands and the Joint Venture;

      NOW THEREFORE, in order to accomplish the foregoing, the Government, Hess, PDVSA VI, Inc. and the Joint Venture mutually commit and agree to extend and amend the Agreement as follows effective as provided in Section 16 below:

      1. The Agreement and the effective period thereof, which is currently scheduled to expire on June 1, 2010, is hereby extended to a date twenty years after commencement of the manufacture of commercial quantities of marketable products


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            from the Coker Project, as certified in writing by the Joint
            Venture.

      2. The term "Hess" as used in the Agreement shall be deemed to mean and refer to the Joint Venture, and the term "Affiliate" shall be deemed to mean and refer to Hess, AHC, PDVSA, PDVSA VI, Inc. and any other firm or corporation of which at least fifty percent (50%) of the voting rights or equity interest is owned, directly or indirectly, by any or all of them. In order further to confirm the amendments effected by the foregoing, the parties hereto understand and agree that from and after the Effective Date, the Joint Venture shall bear the same obligations and shall enjoy the same rights under the Agreement, as amended herein, as Hess prior to the Effective Date. Promptly after the formation of the Joint Venture, PDVSA VI, Inc. and Hess shall cause the Joint Venture to execute this Third Extension and Amendment Agreement to add the Joint Venture as a party hereto, whereupon the Joint Venture shall become and be a party to this Third Extension and Amendment Agreement as fully and to the same extent as if it were originally a party hereto and shall have all the rights and obligations of the Joint Venture hereunder, without the necessity of any further act or deed.

      3. Without limiting the generality of the foregoing, in order to confirm for the benefit of the Virgin Islands an obligation which provides VIWAPA low sulfur fuel oils at prices below market prices and affords substantial savings and an assurance of supply, it is expressly agreed that on and after the Effective Date the Joint Venture shall fulfill its obligation under the First Extension Agreement to submit bids on an annual basis for sales of low sulfur residual fuel oils and low sulfur distillate fuel oils f.o.b. the Oil Refinery and Related Facilities to VIWAPA or its successors for use as fuel in its St. Thomas and St. Croix generating stations. It is expressly agreed that the Joint Venture will continue to provide such benefits to VIWAPA on and after the Effective Date during the term of this Agreement so long as VIWAPA shall be owned 50% or more by the Government. The Joint Venture's f.o.b. maximum price per barrel for low sulfur residual and distillate fuel oils pursuant to such bids shall not exceed the lower of:


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            (a)   The Joint Venture's average landed monthly low sulfur crude oil costs per barrel of low sulfur crude oil charged to the processing units of the Oil Refinery and Related Facilities, without adding thereto any refining costs, for the month of any sales pursuant thereto, or

            (b) For low sulfur No. 2 fuel oil, the average New York Reseller Contract Barges Prices and for low sulfur residual fuel oils the average Estimated New York Contract Cargo Prices, for the same grades of low sulfur residual or distillate fuel oils, as the case may be, as last published in the Oil Buyers' Guide on date of loading, less Two Dollars ($2.00) per barrel (42 gallons per barrel).

            The Oil Buyers' Guide is a weekly publication, which the Joint Venture will maintain at its office. Should the Oil Buyers' Guide cease publication, the parties will agree on a successor publication. For the period of any such sales after the Effective Date, the Joint Venture shall furnish appropriate certification on a monthly basis as to the Joint Venture's average landed low sulfur crude oil costs per barrel of low sulfur crude oil charged to the processing units of the Oil Refinery and Related Facilities. After the Effective Date, the Joint Venture shall operate oil barges and bid on an annual basis for the transportation of low sulfur residual and low sulfur distillate fuel oils from the Oil Refinery and Related Facilities to the St. Thomas and St. Croix generating stations of VIWAPA. The foregoing shall modify and replace Section 9 of the First Extension Agreement in its entirety.

      4. The Joint Venture shall continue Hess's practice to supply the Virgin Islands Department of Public Works, St. Croix Division's and the Virgin Islands Department of Property and Procurement, St. Croix Division's requirements for gasoline and diesel fuel by selling gasoline and diesel fuel to the Government for the account of the Virgin Islands, Department of Public Works, St. Croix Division and the Virgin Islands Department of Property and Procurement, St. Croix Division in tank trailer quantities f.o.b. the loading rack located at the Oil Refinery and Related Facilities at the Joint Venture's posted rack price on the date of such sale and


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            such sales shall be exempt from the payment of gross receipts tax on sales in the Virgin Islands.

      5. For income tax purposes, each Joint Venture member's distributive share of the Joint Venture's taxable income, up to but not exceeding an aggregate amount, for all tax years, that is equal to HOVIC's Available NOL (as hereinafter defined), shall not be subject to tax and, solely for purposes of determining each such member's adjusted tax basis in its interest in the Joint Venture, shall be treated as income exempt from income tax. "HOVIC's Available NOL" shall mean the amount of the net operating loss ("NOL") carryforwards available to HOVIC on the first full day of operation of the Joint Venture, determined as if such day was the last day of HOVIC's taxable year, reduced to the extent that, in future years, such NOL carryforwards expire unused. HOVIC's Available NOL shall be used exclusively as described above, shall be reduced to the extent that it is so used and shall not be subject to other limitations. Each member shall determine its alternative minimum taxable income with regard to its utilization of HOVIC's Available NOL.

      6. In order to clarify and confirm the intent of the Technical Clarifying Amendment, the PDV Crude Supplier shall not be subject to U.S. Virgin Islands income taxation by reason of the bringing of materials, including crude oil, feedstocks, blendstocks, or refined petroleum products into the Virgin Islands to be consumed, processed, manufactured, blended or stored at the Oil Refinery and Related Facilities, nor by reason of the storage in the U.S. Virgin Islands of such materials or the sale thereof to the Joint Venture. The PDV Crude Supplier shall not be subject to any other Virgin Islands taxes, excises, gross receipts taxes, franchise taxes and similar fees, export fees, duties, imposts or exactions or any wharfage, tonnage or ships dues by reason of such activity. The provisions of this Section 6 shall be for the benefit of, and be enforceable by, the PDV Crude Supplier.

      7. Section 8(B) of the First Extension Agreement shall remain in full force and effect except that the words "coker with an approximate capacity of 45,000 barrels per day and related facilities and such improvements as are necessary to


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            allow the Oil Refinery and Related Facilities to process heavy crude oil in a deep conversion mode" shall be substituted for the words "second Fluid Catalytic Cracking Facility with supporting facilities or a Hydro Cracking facility with supporting facilities and/or petrochemical facilities." Section 5(B) of the First Extension Agreement shall remain in full force and effect except that the words "coker, related facilities and improvements" shall be substituted for the words "catalytic or hydro cracking and supporting facilities and/or petrochemical facilities." In order further to confirm the amendments effected by the foregoing, it is agreed that upon commencement of the manufacture of commercial quantities of marketable products from the Coker Project, the date of which shall be certified in writing to the Government by the Joint Venture, the Joint Venture shall pay to the Government on a prorated monthly basis real property taxes on the Oil Refinery and Related Facilities owned by the Joint Venture and its Affiliates including all improvements now or hereafter located thereon in the fixed amount of $14,000,000.00 per calendar year. The Coker Project shall, when constructed, and during the period of construction and expansion contemplated thereby, be included in the term "Oil
            Refinery and Related Facilities."

      8. Recognizing that the Joint Venture will employ competent professional architects and engineers to design and supervise the construction and operation of the Coker Project, and that such design, engineering, construction and operation shall be in accordance with the highest standards for construction, operation and safety, the Government will, consistent with applicable law, issue on an expedited basis all permits, licenses and certificates, and modifications thereof, and take such other action, required under local laws, rules and regulations, relating to construction, operation, safety and the protection of the environment, to enable construction and operation of the Coker Project. The Government will also support applications by the Joint Venture for approval of all permits, licenses and certificates required from any agency or department of the Federal Government.

      9. The Joint Venture shall employ on the Effective Date employees of HOVIC for the conduct of the business of the


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            Oil Refinery and Related Facilities on terms substantially similar to, and no less favorable than, current employment arrangements, including employee benefits.

      10. The Joint Venture shall, consistent with applicable law, continue Hess's policy of employing and training qualified Virgin Islands residents, regardless of age, race, creed, color, sex, national origin or ancestry, for technical, supervisory, managerial and professional positions relating to the Oil Refinery and Related Facilities and, in particular, will place increased emphasis on promoting to higher positions, as such positions become available, Virgin Islands residents who are qualified for such positions.

      11. In connection with the Coker Project, it shall be the policy of the Joint Venture to encourage and foster to the fullest extent practicable and consistent with applicable law, the employment of qualified Virgin Islands residents regardless of age, race, creed, color, sex, national origin or ancestry, and the Joint Venture shall require all independent contractors used in the Coker Project to adhere to this policy in its hiring practices and to comply with all applicable labor and employment laws of the Virgin Islands.

      12. The Joint Venture shall provide and install in existing classroom space at the St. Croix Vocational Technical Center, the specialized, state-of-the-art equipment required to equip classrooms for the conduct of training programs to upgrade the skills of Virgin Islands residents for employment in each of the following job skill classifications: welders, electricians and instrument fitters, one classroom for each such skill training program, and shall also provide and install in existing classroom space at the St. Croix Vocational Technical Center the equipment required to equip one classroom for the conduct of a reading comprehension education program for the preparation of the safety comprehension test required for employment in certain jobs, being a total of four classrooms to be equipped as aforesaid for such skill upgrading and reading comprehension programs. Such equipment and the cost of installation thereof shall be donated by the Joint Venture to the Government for the St. Croix Vocational Technical Center.

      13. It is further agreed in connection with the Coker Project and in cooperation with the Virgin Islands Department of Labor and the Virgin Islands Department of Education, that the Joint Venture will establish training programs to upgrade the skills of Virgin Islands residents for employment in construction on the Coker Project, whether by the Joint Venture or independent contractors, in the following positions where a shortage of Virgin Islands residents having the requisite skills is anticipated: welders, electricians and instrument fitters, and to establish an appropriate reading comprehension education program for the safety comprehension test in connection with the hiring of employees in construction on the Coker Project, whether by Joint Venture or independent contractors. Such training and education programs will be conducted in the classrooms at the St. Croix Vocational School equipped for such programs as provided in Section 12. The Joint Venture shall recruit and hire and pay reasonable and comparable salaries for teachers for such programs, being one teacher for each of the three skill training classes for welders, electricians and instrument fitters and one teacher for the reading comprehension education class, for the period from the Effective Date to the date employment peaks on the construction of the Coker Project, as certified in writing by the Joint Venture. As used in Sections 10 through 12 and this Section 13, the term "Virgin Islands resident" shall mean any person who, at the time he or she is considered for employment, is, and for a continuous period of one year prior thereto has been, domiciled in the U.S. Virgin Islands.

      14. Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Agreement. Except as set forth above, all terms and conditions of the Agreement shall continue in full force and effect.

      15. The Joint Venture shall, within ten (10) days of the Effective Date of this Third Extension and Amendment Agreement, contribute $8,000,000.00 to the Government of the Virgin Islands to be used for grants to vocational education programs and Youth Summer Programs and to assist in environmental studies and research at the University of the Virgin Islands. Except for the payment stated herein, no stamp, transfer or other tax, fee, or payment shall be required to be made to the Government of the Virgin Islands or any instrumentality thereof by the Joint Venture, Hess, PDVSA VI, Inc., AHC, PDVSA or any affiliate of any of them in connection with the consummation of all transactions relating to the formation of the Joint Venture.

      16. This Third Extension and Amendment Agreement shall have operative effect commencing on the first date (the "Effective Date") upon which both of the following shall have occurred: (i) the ratification of this Third Extension and Amendment Agreement by the Legislature of the Virgin Islands and (ii) the date of consummation of all transactions in connection with the formation of the Joint Venture, which date shall be certified in writing to the Government by each of Hess and PDVSA VI, Inc.

WITNESS our signatures below the 15th day of April 1998.

                                     GOVERNMENT OF THE
                                     VIRGIN ISLANDS


                                     By: /s/ Roy L. Schneider
                                         ------------------------------
                                     Roy L. Schneider, M.D.
                                     Governor

Attest:


/s/ [ILLEGIBLE]
------------------------------------

TERRITORY OF THE VIRGIN ISLANDS               )
JUDICIAL DISTRICT OF ST. THOMAS & ST. JOHN    ) ss.:

      The foregoing instrument was acknowledged before me this 15th day of April l998, by ROY L. SCHNEIDER, Governor of the Virgin Islands.

                                        /s/ [ILLEGIBLE]
                                        ----------------------------------------
                                        Notary Public

                                        HESS OIL VIRGIN ISLANDS CORP.


                                        By: /s/ Leon Hess
                                            ---------------------------------
                                        Leon Hess
                                        Chairman of the Board and
                                        President

Attest:


/s/ Carl T. Tursi
--------------------------------------
Carl T. Tursi
Assistant Secretary

STATE OF NEW YORK    )
                           ss:
COUNTY OF NEW YORK   )

The foregoing instrument was acknowledged before me this 15th day of April 1998, by LEON HESS, as Chairman of the Board and resident of HESS OIL VIRGIN ISLANDS CORP. on behalf of the Corporation.


                                        /s/ J. Barclay Collins II
                                        ----------------------------------------
                                        Notary Public

                                                J. BARCLAY COLLINS II
                                            Notary Public, State of New York
                                                   No. 31-4825156
                                              Qualified in New York County
                                          Commission Expires February 15, 1999

                                        PDVSA VI, Inc.


                                        By: /s/ Luis Urdaneta
                                            ------------------------------
                                        Luis Urdaneta
                                        President

Attest:


/s/ [ILLEGIBLE]
-------------------------------------------

TERRITORY OF THE VIRGIN ISLANDS               )
JUDICIAL DISTRICT OF ST. THOMAS & ST. JOHN    ) ss.:

The foregoing instrument was acknowledged before me this 12th day of May 1998, by Luis Urdaneta as President of PDVSA VI, Inc. on behalf of the corporation.

                                        /s/ [ILLEGIBLE]
                                        ----------------------------------------
                                        Notary Public